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                             COMMNET CELLULAR INC.

                                 EXHIBIT 12.1

                      Ratio of Earnings to Fixed Charges

                            (Amounts in thousands)

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
                                                     Years ended September 30,
                                   -----------------------------------------------------------------------
                                      1993             1994           1995           1996          1997
                                   ----------       ----------    ----------      ----------    ----------
Income (loss) before income taxes   $(22,666)       $(16,751)     $     62         $ (4,396)     $ 1,032

Add:
  Interest on indebtedness            16,428          21,339        26,044           28,208       29,464

  Portion of rents representative
  of the interest factor                 378             455           803            1,266        1,755
                                   ----------       ----------    ----------      ----------    ----------
Income (loss) as adjusted           $ (5,860)       $  5,043      $ 26,909         $ 25,078      $32,251
                                   ==========       ==========    ==========      ==========    ==========
Fixed charges:
  Interest on indebtedness            16,428          21,339        26,044           28,208       29,464

  Portion of rents representative
  of the interest factor                 378             455           803            1,266        1,755
                                   ----------       ----------    ----------      ----------    ----------
                                    $ 16,806        $ 21,794      $ 26,847         $ 29,474      $31,219
                                   ==========       ==========    ==========      ==========    ==========
Excess (deficiency) of
  earnings to fixed charges         $(22,666)       $(16,751)     $     62         $ (4,396)     $ 1,032
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